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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in this Registration Statement for OpenTV Corp. on Form F-1 of our report dated October 23, 1999, except as to the stock split described in Note 2 which is as of November 15, 1999, relating to the financial statements of OpenTV Corp. and our reports dated August 9, 1999, except as to the stock split described in Note 10 which is as of November 15, 1999, relating to the consolidated financial statements and financial statement schedule of OpenTV, Inc. and our report dated October 29, 1999 relating to the balance sheet of OpenTV Corp., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


                                          /s/ PricewaterhouseCoopers LLP

San Jose, California

November 19, 1999